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                                                                     Exhibit 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]


                               October 19, 2000

Kyphon Inc.
1350 Bordeaux Drive
Sunnyvale, CA 94089

          Re:  Registration Statement of Form S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (file No. 333-45734) filed with the Securities and Exchange Commission on September 13, 2000 (as amended by Amendment No. 1 thereto filed on October 19, 2000, as such may be amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of Common Stock of Kyphon Inc. (the "Shares"). The Shares, which include up to 600,000 shares of Common Stock issuable pursuant to an over-allotment option granted to the underwriters, are to be sold to the underwriters as described in such Registration Statement for the sale to the public or issued to the representatives of the underwriters. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                 Sincerely,

                                 WILSON SONSINI GOODRICH & ROSATI
                                 Professional Corporation



                                 /s/ WILSON SONSINI GOODRICH & ROSATI